Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-832-7422 pelenio@arbor.com	Investors: Stephanie Carrington The Ruth Group 646-536-7017 scarrington@theruthgroup.com

Media:
Bonnie Habyan, SVP of Marketing
516-229-6615
bhabyan@arbor.com

Arbor Realty Trust Declares Third Quarter 2008 Dividend

Uniondale, NY, Oct 27, 2008 -- Arbor Realty Trust, Inc. (NYSE: ABR) today announced that its Board of Directors has declared a quarterly cash dividend of $0.24 per share of common stock for the third quarter ended September 30, 2008. The dividend is payable on November 26, 2008 to common shareholders of record on November 14, 2008.

This dividend represents the estimated balance needed to distribute 100% of the Company’s taxable income for 2008. Taxable income is expected to be less than the Company originally anticipated, primarily due to tax differences associated with certain of the Company’s unconsolidated equity investments. After the payment of this dividend, the Company will have paid cash dividends to common stockholders of $2.10 in 2008.

In recent years, the Company has paid out more than 100% of taxable income and, where possible, the Company has sought to maintain a consistent and recurring dividend. For 2008 and for the immediate future, the Company expects to limit dividends to 100% of taxable income. This decision reflects the continued difficult economic environment and the need to focus on capital retention.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 sales and origination support offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

Safe Harbor Statement
Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.